UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	January 12, 2007

HOMEBANC CORP.
(Exact Name of Registrant as Specified in Charter)

Georgia	001-32245	20-0863067
(State or Other Jurisdiction of Incorporation)	(Commission File Number	(IRS Employer Identification Number)

2002 Summit Boulevard, Suite 100, Atlanta, Georgia		30319
(Address of Principal Executive Offices)		(Zip Code)

Registrant's Telephone Number, including area code:	(404) 459-7400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 12, 2007, the Board of Directors (the “Board”) of HomeBanc Corp. (“HomeBanc” or the “Company”) approved and adopted Amendment No. 5 (the “Amendment”) to the HomeBanc Corp. 2004 Director Compensation Plan, as amended. The Amendment increases the annual retainer payable to the Company’s lead independent director to $30,000.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 12, 2007 (the “Effective Date”), the Board elected Mr. Kevin D. Race to replace Mr. Patrick S. Flood as the Chief Executive Officer of the Company. In connection with Mr. Flood’s departure from the Company, Mr. Flood also resigned as a director of the Company. The Board appointed Mr. James B. Witherow, currently a director of the Company, as the non-executive Chairman of the Board. Mr. Flood is the founder of HomeBanc and has been with the Company for 21 years.

Prior to his appointment as Chief Executive Officer, Kevin D. Race, age 46, served as President, Chief Operating Officer and a director of the Company since March 2004. Mr. Race joined HomeBanc Mortgage Corporation, the Company’s wholly owned mortgage banking subsidiary (“HBMC”), as HBMC’s President and Chief Operating Officer in April 2002, and has served in those capacities since that time. Mr. Race also became the Chief Financial Officer of the Company effective September 1, 2004. Prior to joining HBMC, Mr. Race served as President and Chief Operating Officer of HomeSide Lending, Inc., a mortgage servicing company located in Jacksonville, Florida, from 1996 to September 2001. From 1989 to 1996, Mr. Race was President and Chief Financial Officer of Fleet Mortgage Group, another mortgage servicing company. Prior to serving as President and Chief Financial Officer of Fleet Mortgage Group, Mr. Race worked in the capital markets group of Fleet Mortgage’s parent company, Fleet Financial Group, where he was responsible for managing the mortgage-backed securities investment portfolio. In that capacity, Mr. Race also managed Fleet Financial’s non-conforming securitization transactions and served as a member of Fleet Financial Group’s asset liability committee. From 1985 to 1989, Mr. Race worked in the investment bank subsidiary of Citicorp in New York and was responsible for CMO/REMIC structuring, distribution and trading. Mr. Race received an economics and finance degree from Trinity University in 1982.

HomeBanc presently anticipates that it will enter into a new Employment Agreement with Mr. Race, and terminate Mr. Race’s existing Employment Agreement. HomeBanc will disclose the material terms of Mr. Race’s new Employment Agreement by filing an amendment to this Form 8-K once that agreement is signed.

On January 19, 2007, the Company entered into a Separation and Release Agreement (the “Separation Agreement”) with Mr. Flood. The Separation Agreement acknowledges that Mr. Flood’s last day of employment will be January 31, 2007 and confirms the schedule for the payment of amounts that Mr. Flood is entitled to receive under his Employment Agreement, dated May 6, 2004 (the “Employment Agreement”), which was filed as Exhibit 10.27 to the Company’s Form S-11 filed with the Commission on May 19, 2004. Under the terms of the Employment Agreement, as confirmed by the Separation Agreement, Mr. Flood will receive a cash severance payment of approximately $3.4 million, the acceleration of unvested equity awards currently valued at approximately $975,000, the payment of the vested balance of his deferred compensation account, currently valued at approximately $393,000, and accrued salary and vacation pay and prorated target bonus through January 31, 2007 of approximately $166,000 in the aggregate. In exchange for a one time payment of $50,000, Mr. Flood waived his rights under the Employment Agreement to receive outplacement services at a potential cost of up to $218,750. Mr. Flood also waived his rights to a Company-paid subsidy of his continuation of group health insurance under COBRA valued at approximately $15,000. The confidentiality and non-solicitation provisions in Mr. Flood’s existing Employment Agreement will remain in effect. Pursuant to the Separation Agreement, Mr. Flood and the Company signed a mutual release of claims.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	January 19, 2007

HOMEBANC CORP.

		By:	/s/ ALANA L. GRIFFIN
		Name:	Alana L. Griffin
		Title:	Senior Vice President, Assistant General Counsel & Assistant Secretary